Exhibit 99.1

Quest Diagnostics Adds Timothy M. Ring to Board of Directors

MADISON, N.J., Dec. 7, 2011 -- Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic testing, information and services, today announced that its Board of Directors has elected Timothy M. Ring to serve as a director, effective immediately. Including Mr. Ring, the Board has nine members. Mr. Ring is Chairman and Chief Executive Officer of C. R. Bard, Inc., a leading multinational developer, manufacturer and marketer of innovative, life-enhancing medical technologies.

Mr. Ring joined Bard in 1992, and was named Chairman and CEO and joined Bard’s Board of Directors in 2003. He is a member of the Board of Directors for AdvaMed; the National Association of Manufacturers; and the Institute for Health Technology Studies (InHealth). He is also a trustee for the Foundation of The University of Medicine & Dentistry of New Jersey and Chairman of the Board of Trustees of the HealthCare Institute of New Jersey.

“We are excited to welcome Tim Ring as a new director,” said Surya N. Mohapatra, Ph.D., Chairman and Chief Executive Officer of Quest Diagnostics. “Tim is a strong leader with broad healthcare experience and will be a valued addition to our Board.”

“Quest Diagnostics plays a vital role in our healthcare system, and I am looking forward to joining its active and experienced Board,” said Mr. Ring.

About Quest Diagnostics

Quest Diagnostics Incorporated (NYSE: DGX) is the world's leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative new diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at: www.QuestDiagnostics.com.